FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-06

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2019-COR6 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2019-COR6

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC AND DEUTSCHE BANK SECURITIES INC.
CO-MANAGERS:	JEFFERIES LLC, DREXEL HAMILTON, LLC
RATING AGENCIES:	S&P/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***AVAILABLE OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
	(S/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	14.753	2.58	12/19 - 10/24	30.000%	42.8%	13.9%
A-2	AAA/AAA/AAA	32.361	4.92	10/24 - 11/24	30.000%	42.8%	13.9%
A-3	AAA/AAA/AAA	***** SEE BELOW *****			30.000%	42.8%	13.9%
A-4	AAA/AAA/AAA	***** SEE BELOW *****			30.000%	42.8%	13.9%
A-SB	AAA/AAA/AAA	19.172	7.28	11/24 – 4/29	30.000%	42.8%	13.9%
A-S	AA-/AAA/AAA	56.229	9.92	10/29 – 11/29	22.875%	47.2%	12.6%
B	NR/AA-/AA	33.539	9.96	11/29 – 11/29	18.625%	49.8%	11.9%
C	NR/A-/A	38.472	9.96	11/29 – 11/29	13.750%	52.8%	11.2%

**The exact initial certificate balances of the Class A-3 and Class A-4 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial available certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $486,137,000, subject to a variance of plus or minus 5%.

Class of Certificates	Exp. Range of Initial Balance	Exp. Range of WAL	Expected Principal Window
Class A-3	$50.000 - $175.000	9.15 - 9.38	12/28-2/29 - 12/28-8/29
Class A-4	$311.137 - $436.137	9.82 - 9.72	8/29-10/29 - 2/29-10/29

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	807,180,797
NUMBER OF LOANS:	32
NUMBER OF PROPERTIES:	117
WA CUT-OFF LTV:	61.2%
WA MATURITY LTV:	58.2%
WA U/W DSCR:	2.18x
WA U/W NOI DEBT YIELD:	9.7%
TOP TEN LOANS %:	57.5%
WA REMAINING TERM TO MATURITY (MOS):	115
WA REMAINING AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	2
TOP 5 PROPERTY TYPES:	OFFICE (58.0%), MULTIFAMILY (12.5%), RETAIL (11.6%), LEASED FEE/PARKING(7.6%), HOTEL (5.2%).

TOP 5 STATES:	CA (34.1%), IL (8.5%), NY (8.0%), NC (7.5%), VA (7.5%).

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (32.1%), LOANCORE CAPITAL MARKETS LLC (60.1%)AND GERMAN AMERICAN CAPITAL CORPORATION (7.7%)

RISK RETENTION:	LOANCORE CAPITAL MARKETS LLC EXPECTED TO ACT AS RETAINING SPONSOR AND SATISY U.S. CREDIT RISK RETENTION REQUIREMENT THROUGH PURCAHSE OF(i) AN ELIGIBLE VERTICAL INTEREST, WHICH WILL CONSIST OF APPROXIMATELY 2.230% OF THE CERTIFICATE BALANCE OR NOTIONAL AMOUNT OF EACH CLASS AND (ii) AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST, WHICH WILL CONSIST (EXCLUDING THE PORTION THEREOF THAT COMPRISES A PART OF THE VRR INTEREST) OF THE CLASS G-RR, CLASS H-RR AND CLASS NR-RR CERTIFICATES.

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	LOANCORE CAPITAL MARKETS LLC OR ITS AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	VIA SEPARATE MESSAGE
PRICE GUIDANCE:	WEEK OF NOVEMBER 12, 2019
ANTICIPATED PRICING:	WEEK OF NOVEMEBR 12, 2019
ANTICIPATED SETTLEMENT:	ON OR ABOUT NOVEMBER 26, 2019

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
JIM MURPHY	212-250-5149

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